Exhibit 3.209

CHARTER

OF

SCA-SHELBY DEVELOPMENT CORP.

The undersigned natural person, having capacity to contract and acting as the incorporator of a corporation under Section 48-201 of the Tennessee General Corporation Act, adopts the following Charter for such corporation:

1. The name of the Corporation is SCA-SHELBY DEVELOPMENT CORP.

2. The duration of the Corporation is perpetual.

3. The address of the principal office of the Corporation in the State of Tennessee shall be c/o Waller Lansden Dorteh & Davis, 2100 One Commerce Place, Nashville, Tennessee 37239.

4. The corporation is for profit.

5. The purposes for which the Corporation is organized are:

(a) To develop, acquire, own and operate or manage outpatient, surgical and other health care facilities and to engage in all activities deemed by the Corporation to be necessary, advisable and attendant thereto.

(b) To do such other acts in pursuit of its general purposes as are not forbidden by the laws of the State of Tennessee, as now in force or hereafter amended.

6. The maximum number of shares which the Corporation shall have the authority to issue is one thousand (1,000) shares of Common Stock, $1.00 par value per share. Holders of the shares of Common Stock shall not be entitled to preemptive rights within the meaning of Section 48-713 of the Act.

7. The Corporation will not commence business until consideration of One Thousand Dollars ($1,000) has been received for the issuance of shares.

8. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

(a) To adopt, amend or repeal the Bylaws of the Corporation by vote of a majority of the members of the Board of Directors, but any Bylaws adopted by the Board of Directors may be amended or repealed by the stockholders of the Corporation;

(b) To distribute to the stockholders of the Corporation out of capital surplus of the Corporation a potion of its assets, in cash or property, subject to the requirements of law, and such distribution is expressly permitted without the vote of the stockholders;

(c) To cause the Corporation to make purchases of its shares, directly or indirectly, to the extent of unreserved and unrestricted capital surplus available thereof, without the vote of the stockholders;

(d) If at any time the Corporation has more than one class of authorized or outstanding stock, to pay dividends in shares of any class to the holders of shares of any class, without the vote of the stockholders of the class in which the payment is to be made; and

(e) to take any action which the Board of Directors be required or permitted to take without a meeting on written consent, setting forth the action so taken, signed by all of the directors entitled to vote thereon.

9. A quorum of the Board of Directors of the Corporation shall consist of two directors, but in the event that the Board should consist of in excess of six directors, one-third of the directors in office shall constitute a quorum.

10. The stockholders of the Corporation may take any action which they are required or permitted to take without a meeting on written consent, setting forth the action so taken, signed by all of the persons or entities entitled to vote thereon.

/s/ William P. Johnston
William P. Johnston
Incorporator

Dated: November 16, 1982

ARTICLES OF AMENDMENT TO THE CHARTER

OF

SCA-Shelby Development Corp.

Pursuant to the provisions of Section 48-1-303 of the Tennessee General Corporation Act, the undersigned corporation adopts the following corporation adopts the following articles of amendment to its charter:

1. The name of the corporation is:

SCA-Shelby Development Corp.

2. The amendment adopted is (Insert Amendment):

The new address should be:

4515 Harding Road, Suite 800

Nashville, TN 37205

3. The amendment was duly adopted (by the unanimous written consent) of the (shareholder) (members) on March 25, 1987. (Strike inapplicable words)

4. If a corporation for profit, the manner, if not set forth in such amendment, in which any exchange, reclassification or cancellation of issued shares provided for in the amendment shall be effected is as follows:

5. If the amendment is not be effective when these articles are filed by the Secretary of State, the date it will be effective is                                   , 19         (not later than thirty (30) days after such filing).

Dated: 3/25/87

SCA-Shelby Development Corp.
Name of Corporation

By:	/s/[name]
[COMPANY]

By:
Name:
Title:

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